UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2011

BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

107 St. Francis Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

100 St. Joseph Street, Mobile, Alabama 36602
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

          On December 19, 2011, BancTrust Financial Group, Inc. (the “Company” or “BancTrust”) and its wholly-owned subsidiary bank, BankTrust, in connection with a planned capital raise, entered into a letter agreement with Capital Z Partners III, L.P. and Pine Brook Road Partners.  This letter agreement includes the following terms:

  The parties contemplate an investment by Capital Z and Pine Brook in the Company and will work in good faith until at least March 15, 2012 to sign and execute definitive documentation with respect to such investment.
  Until March 15, 2012, neither BankTrust nor the Company, nor any of their respective directors, officers, employees, representatives, agents or advisors shall initiate, solicit, knowingly encourage, recommend or solicit support for, or provide any material non-public information to any person relating to, any capital-raising or business combination transaction other than the investment contemplated by the letter agreement.
  If, prior to March 15, 2012, the letter agreement is terminated by Capital Z or Pine Brook due to a violation of the non-solicitation and exclusive-dealing provisions of the letter agreement, or if the Company terminates the letter agreement in order to relieve itself from such non-solicitation and exclusive-dealing provisions, then the Company and BankTrust will pay to Capital Z and Pine Brook an early termination fee totaling $1.75 million.
  The Company and BankTrust will reimburse Capital Z and Pine Brook for their reasonable out-of-pocket expenses incurred in the investigation, negotiation, execution and consummation of the definitive agreement regarding the contemplated investment, whether or not such investment is ever finalized.
  The Company may terminate the letter agreement without the payment of any early termination fee if the parties have not entered into a definitive agreement with respect to the contemplated investment prior to March 15, 2012.

          The letter agreement is not an agreement to issue or sell securities, and the Company may not be able to reach a definitive agreement with Capital Z, Pine Brook or other potential investors with respect to the sale of its securities.

          The securities to be offered by the Company in connection with the contemplated investment described above have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This current report is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

          This current report includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. BancTrust’s ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although BancTrust believes that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. BancTrust’s forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.

DATE:	December 20, 2011	By:	/s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President, Chief Financial Officer and Secretary